Ex-99.h.3

FUND ACCOUNTING AND FINANCIAL ADMINISTRATION OVERSIGHT
AGREEMENT

     THIS AGREEMENT is made as of the 1st day of October, 2007, (the “Effective Date”) by and between each fund in the Delaware Investments Family of Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”), having their principal place of business at 2005 Market Street, Philadelphia, PA 19103, and Delaware Service Company, Inc. (“DSC”), a Delaware corporation having its principal place of business at 2005 Market Street, Philadelphia, PA 19103.

     WHEREAS, each Fund is registered with the Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”);

     WHEREAS, the Funds have engaged Mellon Bank, N.A. (“Mellon”) to provide fund accounting, financial administration and related services for the Funds pursuant to the Fund Accounting and Financial Administration Services Agreement, dated as of October 1, 2007 (the “Mellon Fund Accounting Agreement”);

     WHEREAS, the Funds desire that DSC perform the fund accounting, financial administration and related services described in this Agreement for the Funds to supplement the services provided by Mellon pursuant to the Mellon Fund Accounting Agreement;

     WHEREAS, the Funds also desire that DSC establish and monitor certain service level requirements with respect to Mellon’s performance of its duties pursuant to the Mellon Fund Accounting Agreement; and

     WHEREAS, DSC is willing to perform the aforementioned services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Funds and DSC agree as follows:

     1. Services

     DSC shall perform for each Fund and its series (including all share classes) listed in Schedule A, the fund accounting, financial administration and related services set forth in Schedule B to this Agreement (“Services”). A Fund may add to, or delete from, this Agreement a Fund series and/or class if such Fund series and/or class is added to, or deleted from, the Mellon Fund Accounting Agreement. Such addition or deletion must be evidenced by amending Schedule A. Each existing and future series of a Fund (including all share classes) covered by this Agreement is individually and collectively referred to as a “Portfolio.” DSC may perform other services for each Fund only upon terms, conditions and compensation that DSC and the Fund mutually agree to, as evidenced by an amendment to this Agreement or Schedule B. To the extent that Mellon does not consent to the addition of a new Portfolio or share class to the Mellon Fund Accounting Agreement and a different service provider is engaged to provide the fund accounting and financial administration services for such Portfolio or share class, DSC agrees to negotiate in good faith with the applicable Fund concerning the provision of the fund accounting and financial administration oversight services for such Portfolio or share class given the scope of services to be provided by the new fund accounting and financial administration service provider.

     2. Compensation and Expenses

     A. In return for performing the Services, the Funds shall compensate DSC as set forth in this Section and in Schedule C to this Agreement. Fees due shall be accrued daily. If this Agreement is lawfully terminated before the end of any month, fees shall be calculated on a pro rated basis through the date of termination and shall be due upon the Agreement’s termination date.

     B. The Funds will pay all of their own expenses that are incurred in the Funds’ operation and not specifically assumed by DSC. Expenses to be borne by the Funds include, but are not limited to: pricing, security and other similar data information vendor services; organizational expenses; costs of services of the Funds’ independent registered public accounting firm (“independent accountant”) and the Funds’ outside legal and tax counsel (including such counsel’s review of the Funds’ registration statements, proxy materials, federal and state tax qualification as regulated investment companies and any review of reports and materials prepared by DSC under this Agreement); costs of any services contracted for by the Funds directly from parties other than DSC; trade association dues; costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Funds; investment advisory fees; taxes; Fund insurance premiums and other Fund insurance-related fees and expenses applicable to their operations; costs incidental to any meetings of shareholders, including, but not limited to, legal and auditor fees, proxy filing fees and the costs of printing and mailing of any proxy materials; costs incidental to Fund board meetings, including fees and expenses of Fund board members, but excluding costs specifically assumed by DSC; the salary and expenses of any officer, director/trustee or employee of the Funds who is not also a DSC employee; registration fees, filing fees, and costs incidental to the preparation, typesetting, printing and/or distribution, as applicable, of the Funds’ registration statements on Forms N-1A, N-2, N-3, N-4, N-6, and N-14, as applicable, and any amendments thereto, shareholder reports on Form N-CSR, Form N-SAR, Form N-Q, Form N-PX, tax returns, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; and other expenses properly payable by the Funds.

     C. The Funds agree to reimburse DSC for its actual out-of-pocket expenses in providing the Services, including without limitation, the following:

(i)	Electronic transmission expenses incurred by DSC in communicating with each Fund, the Fund’s investment advisers (which term, for purposes of this Agreement, shall be interpreted to include any sub-advisers) or custodian, Mellon, dealers or others as required for DSC to perform the Services if a Fund officer requests such electronic transmission and provides DSC with prior written approval;

(ii)	The cost of creating microfilm, microfiche or electronic copies of Fund records, and the cost of storage of paper and electronic copies of Fund records;

(iii)	The charges for services provided by the vendors set forth on Schedule D;

(iv)	Any additional expenses reasonably incurred by DSC in the performance of the Services, provided that: (a) if any individual expense is less than $1,000, DSC shall provide prior written notice to the applicable Fund to the extent practicable; and (b) if any individual expense is $1,000 or more, DSC shall obtain the prior written consent of an officer of the applicable Fund;

(v)	In the event that DSC is requested or authorized by the Funds or is required by law, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to the Services, and so long as DSC is not the subject of the investigation or proceeding in question, the Funds will reimburse DSC for its actual out-of-pocket expenses (including reasonable attorneys’ fees) incurred in responding to these requests; and

(vi)	Any additional expenses incurred by DSC at the written direction of a Fund officer.

     D. DSC shall be entitled to receive the following amounts:

(i)	Any systems development and project fees for new or enhanced services requested by the Funds (including significant enhancements required by regulatory changes), and all systems-related expenses associated with the provision of special reports and services, in each case as agreed upon by a Fund officer in advance; and

(ii)	Ad hoc reporting fees billed at an agreed upon rate.

     E. DSC shall bill each Fund on a monthly basis for the fees and expenses owed to DSC by such Fund under this Agreement. The monthly bill shall be set forth on a detailed invoice in a form mutually agreed upon by DSC and the Funds. DSC shall send such invoice to each Fund no later than fifteen (15) days after the last day of each month; provided, however, that the failure by DSC to do so shall not be considered a breach of this Agreement. Each Fund shall pay such invoice within fifteen (15) days of receipt of such invoice by such Fund. In the event that a Fund does not receive an invoice within fifteen (15) days after the last day of a month, such Fund shall have fifteen (15) days from the date of receipt of such invoice to pay DSC. Any undisputed fees or expenses that are not paid by a Fund within the required time frame shall be subject to a late fee of 1.5% of the amount billed for each month that such fees or expenses remain unpaid, and the late fee shall be due and payable upon demand. If any fees or expenses are disputed by a Fund, DSC and such Fund shall work together in good faith to resolve the dispute promptly.

     F. DSC will assume responsibility for the costs of its ordinary and necessary office facilities (including telephone, telephone transmission, and telecopy expenses), equipment and personnel to perform the Services, including the compensation of its employees who serve as Fund trustees, directors or officers. In the event that DSC is the subject of an examination, subpoena, investigation, proceeding or legal or regulatory process relating to the Services it provides to the Funds (“DSC Services Inquiry”), and if DSC requests that the Funds provide, or if the Funds are required by law, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to the Services, then DSC will reimburse the Funds for their actual out-of-pocket expenses (including reasonable attorneys’ fees) incurred in responding to these requests.

     3. Length and Termination of Agreement

     A. The term of this Agreement shall begin on the Effective Date and continue for an initial term of seven (7) years (the “Initial Term”). Unless otherwise terminated in accordance with its terms, DSC shall either (i) request that this Agreement be extended for an additional five (5) year period, or (ii) indicate that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as defined below), as the case may be, in either case by sending a written notice of its intent to the Funds no later than three (3) months prior to the fifth anniversary of the Effective Date of the Initial Term or the third anniversary of the effective date of a Renewal Term (as the case may be). If DSC requests that this Agreement be extended for an additional five (5) year period and the Funds do not reject such request in writing to DSC by the sixth anniversary of the Effective Date of the Initial Term or the fourth anniversary of the effective date of a Renewal Term (as the case may be), this Agreement shall be extended for an additional five (5) year period (a “Renewal Term”). If either (a) DSC indicates that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as the case may be) by sending a written notice of its intent to the Funds no later than three (3) months prior to the fifth anniversary of the Effective Date of the Initial Term or the third anniversary of the effective date of a Renewal Term (as the case may be), or (b) the Funds respond to DSC’s request to extend for an additional five (5) year period by rejecting such request in writing to DSC no later than the sixth anniversary of the Effective Date of the Initial Term or the fourth anniversary of the effective date of a Renewal Term (as the case may be), this Agreement shall terminate upon the expiration of the Initial Term or such Renewal Term (as the case may be). Notwithstanding the foregoing, this Agreement shall renew automatically in event that the Mellon Fund Accounting Agreement is renewed.

     B. A party may terminate this Agreement for one or more of the following reasons, provided the terminating party provides the applicable written notice to the other party or parties of the reason for such termination:

          (i) Non-Renewal: DSC or the Funds may decline to extend the terms of this Agreement beyond the Initial Term under subparagraph A of this Section;

          (ii) Mutual Agreement: The parties may mutually agree in writing to terminate this Agreement at any time;

          (iii) “For Cause”: A party may terminate the Agreement “For Cause,” as defined below, by providing the other party or parties with 60 days’ advance written notice;

          (iv) Termination of Investment Manager: Upon the termination of the investment management agreement(s) between a Fund (on behalf of its Portfolio(s)) and its investment adviser, whether terminated by the investment adviser, the Fund, its board of directors/trustees or its shareholders, this Agreement shall automatically terminate; provided, however, that neither (a) a change in such Fund’s investment adviser to another investment adviser that is under common ownership with such Fund’s investment adviser or its successor, nor (b) entering into a new investment management agreement with any such investment adviser shall automatically terminate this Agreement. In event of the automatic termination of this Agreement with respect to a Fund due to the termination of such Fund’s investment management agreement, DSC agrees to negotiate in good faith with the applicable Fund in connection with DSC’s provision of Services during the transition to a new fund accounting and financial administration oversight service provider. For purposes of this subparagraph B(iv) only, the term “investment adviser” does not include any subadvisers; and

          (v) Termination of Mellon Fund Accounting Agreement: This Agreement shall automatically terminate in the event that the Mellon Fund Accounting Agreement is terminated, provided that DSC agrees to negotiate in good faith with the Funds to enter into a new fund accounting and financial administration oversight agreement reflecting the appropriate scope of services to be provided by DSC given the scope of services to be provided by Mellon’s successor as fund accounting provider.

     For purposes of subparagraph (iii) above, “For Cause” shall mean:

     (a) a material breach of this Agreement that has not been remedied for 30 days following written notice by the non-breaching party or parties that identifies in reasonable detail the alleged failure of the other party or parties to perform, provided that if such default is capable of being cured, then the defaulting party or parties are entitled to such longer period as may reasonably be required to cure such default if the defaulting party or parties have commenced such cure and are diligently pursuing same, but such cure must be completed within 120 days in any event;

     (b) when a party commits any act or omission that constitutes negligence, willful misconduct, fraud or reckless disregard of its duties under this Agreement and that act or omission results in material adverse consequences to the other party or parties;

     (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party or parties to be terminated have been found guilty of criminal or unethical behavior in the conduct of their business that directly relates to the subject matter of the Services; or

     (d) when a party shall make a general assignment for the benefit of its creditors or any proceeding shall be instituted by or against such party to adjudicate it as bankrupt or insolvent, or to seek to liquidate, wind up, or reorganize such party, or protect or relieve such party’s debts under any law, or to seek the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for a substantial portion of its assets, which proceeding shall remain unstayed for sixty (60) days or such party has taken steps to authorize any of the above actions or has become unable to pay its debts as they mature.

     C. If this Agreement is terminated by any party (regardless of whether it is terminated pursuant to paragraph B. above or for any reason other than those specified in paragraph B. above), the Funds shall pay to DSC on or before the effective date of such termination any undisputed and unpaid fees, and shall reimburse DSC for any undisputed and unpaid out-of-pocket costs and expenses owed to DSC under this Agreement prior to its termination.

     D. If either (i) DSC terminates this Agreement with respect to a Fund at any time for any reason other than those specified in paragraph B. above, or (ii) a Fund terminates this Agreement with respect to such Fund at any time “For Cause” under subparagraph B(iii) of this Section, then DSC shall reimburse such Fund for any Costs and Expenses incurred by such Fund in connection with converting such Fund to a successor service provider with respect to the Services, including without limitation the delivery to such successor service provider, such Fund and/or other Fund service providers any of such Fund’s property, records, data, instruments and documents.

     E. If this Agreement is terminated (i) by DSC and/or the Funds, as the case may be, at any time for “nonrenewal” or “upon mutual agreement” under subparagraphs B(i) and B(ii), respectively, (ii) by DSC at any time as a result of the “termination of investment manager” under subparagraph B(iv), (iii) by the Funds at any time for any reason other than those specified in paragraph B above, or (iv) by DSC at any time “For Cause” under subparagraph B(iii) of this Section, the Funds shall reimburse DSC promptly for any Costs and Expenses incurred by DSC in connection with effecting such termination and converting the Funds to a successor service provider with respect to the Services, including without limitation the delivery to such successor service provider, the Funds and/or other Fund service providers any of the Funds’ property, records, data, instruments and documents.

     F. For purposes of this Section 3, “Costs and Expenses” incurred by a party shall mean any provable, reasonable, customary and direct costs and expenses actually incurred by such party. For purposes of this Section 3, Costs and Expenses shall not include any wind-down costs, including, without limitation, non-cancelable lease payments; severance payments due and payable to DSC or sub-contractors’ personnel; unused equipment expense; and non-cancelable payments or termination charges regarding hosting and other subcontracting services that were not incurred at the written direction of the Funds and that cannot be transferred or redeployed by DSC. Such party must provide the other party with written evidence of such costs and expenses before the other party is obligated to pay them. Such party also has a duty to mitigate, and must exercise its duty to mitigate, such costs and expenses. Except as expressly set forth in Sections 3 and 9 and Schedule C, no party hereto shall be responsible for any costs and expenses or damages of any kind whatsoever resulting from, related to or otherwise in connection with the termination of this Agreement.

     G. In the event of the termination of this Agreement, DSC agrees to cooperate and act in good faith to ensure an orderly transition to DSC’s successor with respect to the Services provided herein. Without limiting the generality of the foregoing sentence, DSC agrees that, in the event that this Agreement is terminated by a party or the parties, DSC shall deliver a Fund’s or the Funds’ property, records, data, instruments and documents to such Fund or Funds, its or their successor service providers and/or its or their other service providers, as the case may be, in a non-proprietary, commercially available format.

     H. The termination of this Agreement with respect to any given Fund or Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Fund or Portfolio.

     4. Amendments, Assignment and Delegation

     A modification of this Agreement (which term includes all Schedules) will be effective only if in writing and signed by the parties. No party shall assign the rights or delegate the duties pursuant to this Agreement without the prior written consent of the other party or parties, except as follows:

(i)	DSC may employ such person or persons it may deem desirable to assist it in performing the Services without notice to the Funds;

(ii)	DSC may hire a third party to assist it in performing the Services (each a “Subcontractor”). DSC shall obtain the Funds’ prior written consent before DSC engages a Subcontractor to provide significant services or functions to assist DSC in performing the Services under this Agreement;

(iii)	DSC may delegate one or more of the functions or assign this Agreement to any direct or indirect majority-owned affiliate of Lincoln National Corporation with prior written notice to the Funds; and

(iv)	A Fund merger or reorganization that does not result in a change in such Fund’s investment adviser and where the fund surviving from such merger or reorganization assumes the duties and obligations of such Fund under this Agreement shall not require DSC’s consent. For purposes of the this sub-paragraph 4(iv), the term “investment adviser” does not include any sub-advisers.

     With respect to the delegation of duties under (i), (ii) and (iii) above, DSC shall: (a) be responsible for the acts or omissions of such persons, Subcontractors or affiliates to the same extent as DSC’s own acts or omissions under this Agreement; (b) be responsible for the compensation of such persons, Subcontractors or affiliates; and (c) not be relieved of any of its responsibilities under this Agreement by virtue of the use of such persons, Subcontractors or affiliates. However, if the Funds instruct DSC to engage a specific Subcontractor for the performance of any of the Services, DSC will not be responsible for any acts or omissions by, or compensation payable to, such Subcontractor.

     This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

     5. Documentation

     Each Fund represents that it has provided or made available to DSC (or has given DSC an opportunity to examine) copies of the following documents, current as of the Effective Date of this Agreement:

(i)	The Articles of Incorporation, Agreement and Declaration of Trust, Partnership Agreement, or other similar charter document, as relevant, evidencing the Fund’s form of organization and any current amendments thereto;

(ii)	The By-Laws or procedural guidelines of the Fund;

(iii)	Any resolution or other action of the Fund or the Fund’s board establishing or affecting the rights, privileges or other status of any class of shares of a Portfolio, or altering or abolishing any such class;

(iv)	A copy of a resolution of the Fund board appointing DSC to provide the Services for each Portfolio and authorizing the execution of this Agreement and its Schedules;

(v)	A copy of the Fund’s currently effective prospectus(es) and statement(s) of additional information (“Registration Statement”) under the Securities Act of 1933 (the “1933 Act”) and 1940 Act;

(vi)	Copies of all pertinent Fund policies and procedures that affect the Services that DSC is to provide under this Agreement, including, but not limited to, those relating to valuation, pricing, Section 2(a)(41) of the 1940 Act and Rules 2a-4 and 2a-7 thereunder, net asset value errors, and “as-of” processing (e.g., relating to error corrections, post-trade revisions or similar processing policies that may exist); and

(vii)	Such other documents that DSC reasonably believes to be necessary or appropriate in the proper performance of the Services, subject to the agreement of the Fund, which shall not be unreasonably withheld.

     6. Representations and Warranties of the Funds

     Each Fund represents and warrants the following:

     A. The Fund is duly organized and validly existing, in good standing under the laws of the jurisdiction of its organization, and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

     B. The Fund has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against the Fund; and the Fund has all necessary registrations and/or licenses necessary to conduct the activities as described in the Registration Statement.

     C. There is no pending or threatened legal proceeding or regulatory action that would materially impair the Fund’s ability to perform its obligations under this Agreement. The Fund’s performance of its obligations under this Agreement will not conflict with or result in a breach of any terms or provisions of any agreement to which the Fund is a party or bound, and does not violate any applicable law.

     D. The execution and delivery of this Agreement have been authorized by the Fund’s directors/trustees and signed by an authorized Fund officer, acting as such, and neither such authorization by the Fund directors/trustees nor such execution and delivery by the Fund officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Fund directors/trustees or shareholders, but bind only the property of the Fund, as provided in its charter documents.

     7. Representations and Warranties of DSC

     DSC represents and warrants to the Funds the following:

     A. DSC is duly organized as a corporation in the State of Delaware; is in good standing; and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

     B. DSC has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against DSC; and DSC has all necessary registrations and/or licenses necessary to perform the Services described in Schedule B.

     C. There is no pending or threatened legal proceeding or regulatory action that would materially impair DSC’s ability to provide the Services. DSC’s performance of the Services will not conflict with or result in a breach of any of the terms or provisions of any agreement to which DSC is a party or bound, and does not violate any applicable law to which DSC is subject.

     D. DSC has completed, obtained and performed all registrations, filings, approvals, and authorizations, consents or examinations required by any government or governmental authority to which DSC is subject, to perform the Services contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

     E. DSC will maintain a fidelity bond and an insurance policy with respect to errors and omissions coverage in form and amount that are commercially reasonable in light of DSC’s duties and responsibilities under this Agreement.

     F. DSC has implemented and maintains reasonable procedures and systems (including reasonable disaster recovery and business continuity plans and procedures consistent with legal, regulatory and business needs applicable to DSC’s delivery of the Services) to safeguard the Funds’ records and data and DSC’s records, data, equipment facilities and other property that DSC uses in the performance of its obligations hereunder from loss or damage attributable to fire, theft, or any other cause, and DSC will make such changes to the procedures and systems from time to time as are reasonably required for the secure performance of its obligations hereunder.

     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES UNDER THIS AGREEMENT OR THE PERFORMANCE THEREOF, INCLUDING WITHOUT LIMITATION, THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SERVICES (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE).

     8. Standard of Care

     DSC shall act in good faith and exercise reasonable care in performing the Services under this Agreement. DSC’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against DSC hereunder. In that regard, DSC shall have no responsibility for the actions or activities of any other party, including service providers, except as provided in Section 4.

     9. Indemnification and Limitation of Liability

     A. DSC will not be liable to the Funds for any loss incurred by the Funds as a result of any error of judgment, mistake of law, act or omission in the course of, or in connection with the Services rendered by, DSC under the Agreement in the absence of fraud, negligence or willful misconduct of DSC or the reckless disregard of its duties under the Agreement.

     B. DSC agrees to indemnify, defend and hold harmless the Funds, their trustees, directors, officers, employees, agents and nominees and their respective successors and permitted assigns from and against claims, demands, actions, suits, judgments, liabilities, losses, fines, damages, costs, charges, and counsel fees (collectively, “Losses”) resulting directly and proximately from DSC’s fraud, negligence or willful misconduct in the performance of the Services, or reckless disregard of its duties under this Agreement.

     C. In order for these indemnification provisions to apply, a party or parties seeking indemnification or to be held harmless shall fully and promptly advise the indemnifying party or parties in writing of all pertinent facts concerning the situation in question. The party or parties seeking indemnification will use reasonable care to identify and notify the indemnifying party or parties in writing promptly concerning any situation which presents or appears likely to present the probability of an indemnification claim. However, failure to do so in good faith shall not affect the rights under this provision unless the indemnifying party or parties are materially prejudiced by such failure. As to any matter eligible for indemnification, the indemnified party or parties shall act reasonably and in accordance with good faith business judgment, and shall not effect any settlement or confess judgment without the consent of the indemnifying party or parties, which consent shall not be withheld or delayed unreasonably.

     D. The indemnifying party or parties shall be entitled to participate in the defense at their own expense, or assume the defense, of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party or parties elect to assume the defense, they shall be conducted by counsel of their choosing that is reasonably satisfactory to the indemnified party or parties; the indemnified party or parties shall bear the fees and expenses of any additional counsel they retain. If the indemnifying party or parties do not elect to assume the defense of such suit, they will reimburse the indemnified party or parties for the reasonable fees and expenses of any counsel the indemnified party or parties retain, which is reasonably satisfactory to the indemnifying party or parties. The indemnifying party or parties shall not effect any settlement without the consent of the indemnified party or parties (which shall not be withheld or delayed unreasonably) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party or parties and relieves them of all fault.

     E. The parties shall have a duty to mitigate damages for which the other party or parties may become responsible.

     F. No party hereto shall be liable to any other party for any special, indirect, incidental or consequential damages of any kind whatsoever. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE FUNDS, DSC, THEIR AFFILIATES OR ANY OF ITS OR THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES), LOSS OF BUSINESS, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     10. Books and Records, Retention and Rights of Ownership

     A. DSC shall maintain on behalf of the Funds all books and records which are customary or which are legally required to be kept in connection with DSC’s performance of Services, including without limitation those required by Rules 31a-1 and 31a-2 under the 1940 Act (“Records”) to the extent that such Records are not maintained by Mellon in connection with the Mellon Fund Accounting Agreement. DSC will prepare and maintain such Records at the Funds’ expense, and the Records shall be the Funds’ property. DSC will make the Records available for inspection by the SEC, including giving the SEC access to the Records, and otherwise surrender the Records promptly in accordance with Rule 31a-3 under the 1940 Act. DSC will allow the Funds and their authorized persons and representatives to review the Records during DSC’s normal business hours or, upon reasonable notice, at such other times as the Funds may request.

     B. Notwithstanding the foregoing, all computer programs, systems and procedures employed or developed by or on behalf of DSC, or on behalf of DSC by system providers or vendors used by DSC, to perform the Services that are not Records are the sole and exclusive property of DSC.

     11. Reports

     A. DSC shall furnish reports to the Funds, their other service providers, their broker/dealers and to others that the Funds designate in writing at such times as are prescribed pursuant to this Agreement to be provided or completed by DSC, or as subsequently agreed upon by the parties pursuant to this Agreement or any amendment thereto.

     B. DSC will provide reasonable access to the Funds’ independent accountant as well as internal auditors employed by the Funds’ administrator or affiliate to periodically perform a reasonable review of DSC’s internal controls and procedures relevant to the Services.

     12. Notices

     Any communication, notice or demand pursuant to this Agreement shall be properly addressed, in writing and delivered by personal service (including express or courier service), registered or certified mail, or by facsimile with proof of proper transmission and a means for confirmation of delivery to recipient, as follows:

     If to DSC:

          Delaware Service Company, Inc.
          2005 Market Street
          Philadelphia, PA 19103-7094

          Attention: General Counsel

          Telephone: (215) 255-1360
          Facsimile: (215) 255-1131

     If to the Funds:

          Delaware Investments Family of Funds
          2005 Market Street
          Philadelphia, PA 19103

          Attention: General Counsel

          Telephone: (215) 255-1360
          Facsimile: (215) 255-1131

     With a copy to:

          Stradley Ronon Stevens & Young, LLP
          2600 One Commerce Square
          Philadelphia, PA 19103

          Attention: Mark A. Sheehan, Esq.

          Telephone: (215) 564-8027
          Facsimile: (215) 564-8120

     13. Advice and Reliance

     A. DSC may consult with DSC’s or the Funds’ counsel, independent accountant and other experts with respect to any matter arising in connection with the Services performed by DSC, and DSC shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with the advice of such counsel, independent accountant or other experts. DSC shall in no event be liable to the Funds or any Fund shareholder or beneficial owner for any action reasonably taken pursuant to such advice.

     B. DSC agrees to cooperate with the Funds’ independent accountant, to reasonably support the independent accountant’s engagement with the Funds, and to provide the independent accountant reasonable access to the Records. DSC also agrees to provide periodic sub-certifications to each Fund’s chief compliance officer and certifying principal executive and financial officers relating to the Services DSC performs, based on a form of sub-certification that DSC and the Funds mutually and reasonably agree to, and subject to such limitations as may be reasonable or necessary to not make a material misstatement, omission or untrue statement of fact.

     14. Compliance with Law

     A. In performing the Services, DSC shall comply with all applicable laws, and its standard of performance shall be in accord with such standards as may be imposed by law and the requirements of all regulatory authorities.

     B. DSC shall use commercially reasonable efforts to make its employees who are responsible for providing the Services (“Relevant Employees”) available to federal, state and local governmental and regulatory and supervisory authorities having jurisdiction over the performance of the Services (“Governmental Authorities”) as may be required by such Governmental Authorities pursuant to applicable law, subpoena or order, and as may be requested by any Governmental Authorities on behalf of or with respect to the Funds or any of their affiliates or as may be requested by the Funds to be made available to such Governmental Authorities.

     15. Governing Law and Jurisdiction

     This Agreement and performance hereunder and all suits and proceedings hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles. Each of the parties to this Agreement expressly and irrevocably submits to the exclusive jurisdiction of the courts of Pennsylvania and waives any claims of inconvenient forum or venue. To the extent that the laws of the Commonwealth of Pennsylvania conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act shall control.

     16. Services Not Exclusive

     A. DSC’s Services are not exclusive to the Funds and DSC shall be free to render similar services to others.

     B. DSC shall perform the Services solely as an independent contractor and no joint venture, partnership, employment, agency or any other relationship is intended, accomplished or embodied in this Agreement.

     C. In performing the Services, DSC is acting solely on behalf of the Funds and no contractual or service relationship shall be deemed to be established between DSC and any other person, including without limitation the custodian and Fund shareholders.

     17. Force Majeure and Uncontrollable Events

     DSC shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Funds’ reasonable request, DSC shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services. Notwithstanding the foregoing or any other provision of this Agreement, DSC assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, business interruption, delay or any other loss whatsoever caused by “Force Majeure Events.” “Force Majeure Events” are events beyond the reasonable control of DSC, its agents and its Subcontractors. In the event of Force Majeure Events, or any disaster that causes a business interruption, DSC shall act in good faith and follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize service interruptions.

     18. Severability

     If any provision of this Agreement shall be held or made invalid, the remainder of this Agreement and the parties’ rights and obligations under it shall not be affected by such action, and the invalid provisions of the Agreement shall be deemed to be severable only in the jurisdiction that so determines.

     19. Survivability

     The following provisions shall survive beyond the expiration and termination of this Agreement:

  All compensation provisions, including Section 2 Compensation and Expenses, Section 3.C regarding termination fees and expenses, and Schedule C;

  Section 4. Amendments, Assignment and Delegation;

  Section 6. Representations and Warranties of the Funds;

  Section 7. Representations and Warranties of DSC;

  Section 9. Indemnification and Limitation of Liability;

  Section 10. Books and Records, Retention and Rights of Ownership;

  Section 17. Force Majeure and Uncontrollable Events; and

  Section 18. Severability.

     20. Confidential Information

     “Confidential Information” of a party shall be maintained confidential by any other party, and shall include: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Fund or DSC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or DSC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documents, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (d) non-public portfolio holdings information of a Portfolio; and (e) anything designated as confidential. DSC shall maintain adequate safeguards to prevent the use of the Confidential Information by DSC, its employees, Subcontractors and affiliates for any purpose other than performing the Services under this Agreement. DSC also shall maintain adequate safeguards to limit the dissemination of a Portfolio’s non-public portfolio holdings information to third parties (x) that assist DSC in the performance of the Services under this Agreement and have entered into a confidentiality agreement no less restrictive than the terms in this Agreement and (y) with the prior written consent of an officer of the applicable Fund.

     However, Confidential Information shall not be subject to such confidentiality obligations if it: (a) is already known to a receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of a receiving party; (c) is rightfully received from a third party who, to the best of a receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by a protected party to a third party without restriction; (e) is required to be disclosed pursuant to a Fund’s Registration Statement or by a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the disclosing party will promptly provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against a receiving party; or (g) has been or is independently developed or obtained by a receiving party.

     21. Contract Terms To Be Exclusive

     This Agreement constitutes the complete agreement of the parties about the covered subject matter, and supersedes all prior negotiations, understandings and agreements bearing upon the covered subject matter.

     22. Waiver

     A party’s waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. A party’s failure to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or deprive such party of the right to insist upon strict adherence to such provision.

     23. Counterparts and Reproduction of Documents

     This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which together evidence the entire Agreement. This Agreement and any amendments may be reproduced by any commercially acceptable process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceedings, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement facsimile or further reproduction of such reproduction shall be likewise admissible in evidence.

     24. Miscellaneous

     Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

DELAWARE INVESTMENTS FAMILY	DELAWARE SERVICE COMPANY, INC.
OF FUNDS (as listed on Schedule A)

By: /s/ Richard Salus	By: /s/ Richard Salus

Name: Richard Salus	Name: Richard Salus

Title: Chief Financial Officer	Title: Senior Vice President

SCHEDULE A
TO THE FUND ACCOUNTING
AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT BETWEEN
DELAWARE SERVICE COMPANY, INC. AND
DELAWARE INVESTMENTS FAMILY OF FUNDS
Dated October 1, 2007

OPEN-END FUNDS

Delaware Group Adviser Funds	Delaware Group Limited-Term Government Funds
Delaware Diversified Income Fund	Delaware Limited-Term Diversified Income Fund
Delaware U.S. Growth Fund	(formerly, Delaware Limited-Term Government Fund)

Delaware Group Cash Reserve	Delaware Group State Tax-Free Income Trust
Delaware Cash Reserve Fund	Delaware Tax-Free Pennsylvania Fund

Delaware Group Equity Funds I	Delaware Group Tax-Free Fund
Delaware Balanced Fund	Delaware Tax-Free USA Fund
Delaware Tax-Free USA Intermediate
Delaware Group Equity Funds II
Delaware Large Cap Value Fund	Delaware Group Tax-Free Money Fund
Delaware Value Fund	Delaware Tax-Free Money Fund

Delaware Group Equity Funds III	Delaware Group Global & International Funds
Delaware American Services Fund	Delaware Emerging Markets Fund
Delaware Small Cap Growth Fund	Delaware Global Value Fund
Delaware Trend Fund	Delaware International Value Equity Fund

Delaware Group Equity Funds IV	Voyageur Insured Funds
Delaware Large Cap Growth Fund	Delaware Tax-Free Minnesota Insured Fund
Delaware Growth Opportunities Fund	Delaware Tax-Free Arizona Fund
Delaware Global Real Estate Securities Fund
Delaware Healthcare Fund	Delaware Investments Municipal Trust
Delaware Tax-Free Florida Insured Fund
Delaware Group Equity Funds V
Delaware Dividend Income Fund	Voyageur Intermediate Tax-Free Funds
Delaware Small Cap Core Fund	Delaware Tax-Free Minnesota Intermediate Fund
Delaware Small Cap Value Fund
Voyageur Mutual Funds
Delaware Group Foundation Funds	Delaware Minnesota High-Yield Municipal Bond Fund
Delaware Aggressive Allocation Portfolio	Delaware National High-Yield Municipal Bond Fund
Delaware Moderate Allocation Portfolio	Delaware Tax-Free California Fund
Delaware Conservative Allocation Portfolio	Delaware Tax-Free Idaho Fund
Delaware Tax-Free New York Fund
Delaware Group Income Funds
Delaware Corporate Bond Fund	Voyageur Mutual Funds II
Delaware Delchester Fund	Delaware Tax-Free Colorado Fund
Delaware Extended Duration Bond Fund
Delaware High-Yield Opportunities Fund	Voyageur Mutual Funds III
Delaware Large Cap Core Fund
Delaware Group Government Fund	Delaware Select Growth Fund
Delaware Core Plus Bond Fund
Delaware Inflation Protected Bond Fund	Voyageur Tax Free Funds
Delaware Tax-Free Minnesota Fund

OPEN-END FUNDS (con’t)

Delaware Pooled Trust	Delaware VIP Trust
The Large-Cap Growth Equity Portfolio	Delaware VIP Balanced Series
The Large-Cap Value Equity Portfolio	Delaware VIP Capital Reserves Series
The Mid-Cap Growth Equity Portfolio	Delaware VIP Cash Reserve Series
The Small-Cap Growth Equity Portfolio	Delaware VIP Diversified Income Series
The Focus Smid-Cap Growth Equity Portfolio	Delaware VIP Emerging Markets Series
The Smid-Cap Growth Equity Portfolio	Delaware VIP Growth Opportunities Series
The Real Estate Investment Trust Portfolio	Delaware VIP High Yield Series
The Real Estate Investment Trust Portfolio II	Delaware VIP International Value Equity Series
The All-Cap Growth Equity Portfolio	Delaware VIP REIT Series
The International Equity Portfolio	Delaware VIP Select Growth Series
The Labor Select International Equity Portfolio	Delaware VIP Small Cap Value Series
The Emerging Markets Portfolio	Delaware VIP Trend Series
The Global Real Estate Securities Portfolio	Delaware VIP U.S. Growth Series
The Intermediate Fixed Income Portfolio	Delaware VIP Value Series
The Core Focus Fixed Income Portfolio
The High-Yield Bond Portfolio
The Core Plus Fixed Income Portfolio
The Global Fixed Income Portfolio
The International Fixed Income Portfolio

CLOSED-END FUNDS

Delaware Investments Arizona Municipal Income Fund, Inc.	Delaware Investments Minnesota Municipal Income Fund II, Inc.

Delaware Investments Colorado Insured Municipal Fund, Inc.	Delaware Investments Dividend and Income Fund, Inc.

Delaware Investments Florida Insured Municipal Income Fund, Inc.	Delaware Investments Global Dividend and Income Fund, Inc.

Delaware Enhanced Global Dividend and Income Fund

SCHEDULE B
TO THE FUND ACCOUNTING
AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT BETWEEN
DELAWARE SERVICE COMPANY, INC. AND
DELAWARE INVESTMENTS FAMILY OF FUNDS
Dated October 1, 2007

     DSC shall perform for each Fund and each of its Portfolios the following fund accounting, financial administration and related services. Unless otherwise noted, capitalized terms used herein shall have the same meanings assigned to them in the Agreement.

A. Valuations

1.	Participate on the Fund’s fair value committee, manage the committee’s decision-making process and provide Mellon with fair value pricing decisions.
2.	Provide oversight of the Fund’s pricing process, including maintaining a relationship with pricing vendors, providing Mellon with sources for prices obtained through broker/dealer quotes, and reviewing stale pricing reports.
3.	Verify that the daily net asset value (“NAV”) is disseminated to interested parties; facilitate resolution of NAV errors, and ensure that corrective action is implemented, if necessary; review procedures with Mellon to verify that appropriate controls are in place.
4.	Subject to the oversight and approval, if necessary, of the Fund’s Board, select pricing vendors and negotiate and maintain contracts with such vendors for the benefit of the Fund.

B. Calculation and Payment of Expenses

1.	Process and pay invoices on behalf of the Fund until the date Mellon assumes responsibility for paying approved invoices; effective as of such date, approve bills for payment by Mellon and provide Mellon with allocation instructions and wire instructions.
2.	Provide Mellon with information on the amount of directors’/trustees’ fees to be accrued and the methodology for allocating these expenses among the Portfolios.
3.	Issue checks on behalf of the Fund to directors/trustees for director/trustee compensation (net of Philadelphia city wage tax) and for reimbursement of meeting expenses; remit Philadelphia city wage tax on behalf of directors/trustees with respect to such payments.
4.	Provide Mellon with asset-based fee information on an annual basis, promptly notify Mellon of any changes impacting these fees, and review and approve Mellon’s fee calculations based on timeframes detailed in the applicable Service Level Document (as defined below).
5.	Provide Mellon with any applicable expense limitations and review Portfolio expenses to ensure that expense limitations have been properly implemented.
6.	Review budget assumptions employed by Mellon for new and existing Portfolios, inform Mellon of any significant new items requiring accrual or changes to current accruals, and review the over accruals/under accruals and approve non-routine adjustments to journal entries before the year-end excise tax period.

C. Financial Reporting

1.	Manage certifications and sub-certification process as required for financial reports, data and processes.
2.	Review financial reporting information provided by Mellon for prospectuses, statements of additional information and other disclosure documents and coordinate completion of financial administration responsibilities.
3.	Review reports on Form N-CSR, Form N-SAR and Form N-Q for accuracy, completeness, and proper financial disclosures in conjunction with Mellon. Participate in review by, and resolution of comments from, external auditors when necessary or appropriate.
4.	If a closed-end fund, analyze financial data and coordinate tender offer process with Fund management and the investment manager’s legal department, the investment manager’s investment team and Mellon.
5.	Support Form N-SAR reporting by completing and reviewing responses to financial questions.
6.	Provide financial data for inclusion in board reports, and furnish direction to Mellon regarding board reporting requirements. Review financial information included in board reports prior to distribution.
7.	In conjunction with Mellon, provide analysis and recommendations regarding the impact of new accounting pronouncements on the Fund.

D. Portfolio Securities Transactions and Trade Operations

1.	Coordinate notification of, and responses to, voluntary corporate actions between Mellon and the investment manager’s investment team. Facilitate and ensure issues resolution.
2.	Maintain data requirements for order management and trading systems, including, but not limited to, XIP, Predator, Bloomberg, and Long-Term Trade.
3.	Ensure that information on executed trades is provided to Mellon, broker/dealers and agents, including information on trades not executed through trading systems (e.g., derivatives, swaps and currency contracts). Confirm executed trades with broker/dealers and agents.
4.	Provide support and trade maintenance for soft dollar transactions.
5.	Provide ad hoc support for trading systems, including testing and implementation of enhancements and modifications.
6.	Manage trade settlement processes between the custodians and broker/dealers for Fund for standard trades, next day settlements, cash trades and mortgage-backed securities.
7.	Maintain relationships with custodian banks in support of trade settlement processes.

E. Dividends and Distributions

1.	Review dividend projections prepared by Mellon, prepare Section 19(a) notices and coordinate with the investment manager’s legal department to prepare press releases regarding dividends and distributions.
2.	Coordinate dividend process with Mellon, the Fund’s transfer agent, Fund management, and the investment manager’s legal department.
3.	Ensure timely payout of Fund distributions for both net income and capital gains, and verify appropriate and timely dissemination of data to interested parties. Conduct summary level review of distribution calculations and amounts.

F. Reconciliation and Cash Management

1.	Review cash and principal assets reconciliation reports to mitigate potential NAV impacts resulting from cash, position or share discrepancies.
2.	Monitor the daily delivery of investable cash information to the investment manager’s investment team and respond to questions and ensure timely resolution of issues. Act as liaison between the investment manager’s investment team and Mellon.

G. Fund Performance Information

1.	Provide oversight for timely dissemination of performance information and conduct trend analysis review on performance information.

H. Audit Support

1.	In coordination with Mellon, participate in planning and execution of external audits and coordinate and participate in responses to inquiries from external auditor.
2.	Receive and maintain copy of external audit correspondence.

I. Tax Reporting and Consulting

1.	Provide detailed review of all federal, state and city tax returns and ancillary schedules, including year-end excise tax distributions.
2.	Provide consulting services, including interpretation of applicable regulations, to the Fund and Mellon regarding tax diversification.
3.	Ensure that all tax returns are filed in accordance with filing deadlines and maintain copies of tax returns, including proof of timely mailing.
4.	Monitor and be familiar with new and proposed tax legislation through membership in the Investment Company Institute’s tax committee and other legal, financial and trade organizations. Provide analysis and recommendations regarding the impact of new tax legislation on the Fund.
5.	Prepare non-shareholder tax forms, as required, including Form 1099, for each member of the board of directors/trustees.
6.	Review and provide comments on the tax-related sections of shareholder reports, Section 19(a) notices, prospectuses, statements of additional information and other disclosure documents, and audit work preparation.

J. Compliance Monitoring

1.	Ensure that diversification tests are completed as prescribed by Internal Revenue Service and Securities and Exchange Commission regulations. Facilitate corrective action with the investment manager’s investment team as necessary.
2.	Ensure compliance with Subchapter M and Section 4982 of the Internal Revenue Code.

K. Data Feeds

1.	Participate in managing the dissemination of Fund data to third parties by furnishing Mellon with details regarding new requests and notification of changes to Fund and Fund management.

L. Performance of Services by Mellon

1.	Establish and monitor certain service level requirements as detailed in the service level documents (each a “Service Level Document”) entered into between DSC and Mellon with respect to Mellon’s performance of its duties pursuant to the Mellon Fund Accounting Agreement with the Fund.
2.	Evaluate Mellon’s performance against the mutually agreed upon requirements as detailed in the applicable Service Level Document and recommend adjustments as necessary.
3.	Conduct periodic due diligence review of Mellon’s processes as detailed in the applicable Service Level Document.
4.	Ensure that corrective action plans are developed and implemented by Mellon as a result of a service requirement default as detailed in the applicable Service Level Documents.

M. Business Continuity

1.	Confirm the adequacy of disaster recovery plans with respect to systems and processes of third party vendors selected by the Fund or DSC and relating to fund accounting and financial administration.

N. Relationship Management

1.	Participate in meetings with Mellon to discuss trends, technology and strategic direction, and report pertinent information to the Fund board.
2.	Represent interests of Fund board at annual meeting with Mellon to discuss services provided, system functionality and policy/procedural documentation.

O. Other

1.	Review leverage requirements and manage credit facilities on behalf of the Fund.
2.	Monitor the flow of information between Mellon and the Fund’s proxy voting agent. In order to ensure proper voting of proxies received in connection with securities held by the Portfolio(s), review the Fund’s proxy voting summaries, which will be prepared by Mellon from the records of the proxy voting agent.
3.	If a closed-end fund, act as liaison between Mellon and the investment manager’s investment team, Moody’s Investor Services, Standard & Poor’s and the investment manager’s compliance department for closed-end ratings agency tests, ensuring that communication and corrective action protocols are maintained.
4.	Arrange in good faith for the amendment of the Mellon Fund Accounting Agreement or the negotiation of new contractual arrangements with another service provider with respect to new fund accounting or financial administration services requested by the Funds or required by applicable law after the date of this Agreement.

SCHEDULE C
TO THE FUND ACCOUNTING
AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT
BETWEEN
DELAWARE SERVICE COMPANY, INC. AND
DELAWARE INVESTMENTS FAMILY OF FUNDS
Dated October 1, 2007

Annual Fees

The Funds shall pay to DSC the following Annual Fees (which are based on the aggregate average daily net assets of the Funds):

Average Daily Net Assets	Annual Fees
First $30 billion of average daily net assets	0.0050%
Next $10 billion of average daily net assets	0.0045%
Next $10 billion of average daily net assets	0.0040%
Over $50 billion of average daily net assets	0.0025%

SCHEDULE D
TO THE FUND ACCOUNTING
AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT
BETWEEN
DELAWARE SERVICE COMPANY, INC. AND
DELAWARE INVESTMENTS FAMILY OF FUNDS
Dated October 1, 2007

LIST OF AUTHORIZED PRICING VENDORS:

Name of Vendor	Types of Securities
Interactive Data	Equities (US and Foreign), Taxable Bonds,
Non Taxable Bonds, CDS
Standard & Poor’s (including JJ Kenny)	Non Taxable Bonds, Taxable Bonds
Bloomberg	Equities, Bonds, Futures, Options
Reuters	Exchange Rates, Equities, Taxable Bonds
Markit Data (via Interactive Data)	CDS and CDX Swap pricing (this is either
direct or via IDC)

FAIR VALUATION INFORMATION VENDOR(S):

Name of Vendor	Types of Securities
Interactive Data Fair Value Service	Foreign Equities

LIST OF AUTHORIZED DATA INFORMATION VENDORS:

Name of Vendor	Type of Service
GICS	Security Classifications
Xcitek	Corporate Actions Notifications
S&P – CUSIP	CUSIP Database
Securities Class Action Services LLC	Class Action Notification
LSE – SEDOL License	SEDOL Database
Thomson Financial	Municipal Floating Rates